Exhibit 99.1

May 26, 2020

Engine Capital LP

1345 Avenue of the Americas, 33rd Floor

New York, NY 10105

(212) 321-0048

Dear Mr. Ajdler:

We are in receipt of your letter dated May 18, 2020 addressed to the Board of Directors of CIM Commercial Trust Corporation (“CMCT” or the “Company”).  We appreciate your investment in CMCT and your feedback.  We are aware of your background as an activist investor and are therefore not surprised that you converted your Schedule 13G filing to a Schedule 13D filing.  CMCT maintains an open dialogue with its shareholders (as evidenced by our prior discussions with you) and welcomes input about the direction and strategy of the Company.

Our Board agrees that an important strategic objective of CMCT is to narrow the gap between the current share price and the net asset value per share of the Company’s common stock.  We also believe that increasing the underlying value of our shares is an equally, if not more, important strategic objective.  These objectives can sometimes be in conflict over the short term, but our Board respectfully and strongly disagrees with your statement that the Board may be favoring the interests of the Company’s external operator and administrative services provider (“CIM” or “CIM Group”) because it considers more than one narrow objective.

As you know, affiliates of CIM and officers and directors of CMCT own for their own respective accounts more than 20% of the outstanding shares of CMCT’s common stock, most of which was purchased at a price of $19.17 per share in October 2019.  CIM’s alignment with its fellow shareholders, as the largest shareholder of CMCT, is obvious and economically dwarfs the fees it earns for its services.  That alignment is evident in the way CIM has managed CMCT since 2014.  As you are well aware, CMCT has been one of the most active U.S. listed REITs in selling assets, selling approximately $991 million of assets in 2019, despite the fact that such sales have significantly reduced fees paid to CIM Group.  As a result of such sales, the Company distributed $42 per share (as a special dividend) to its shareholders in 2019.

The Board and CIM believe that your suggestion that CMCT pursue a liquidation of CMCT’s real estate assets in the near term reflects a fundamental misperception of the private real estate market as it exists today and would destroy much of our shareholder value.

With respect to the other issues and concerns raised in your letter, please review the comments below as they make clear that the Company agrees they are important issues that had already been identified and addressed through actions taken—and that will continue to be taken—to deal with each of them:

At-the-Market Program.  To date, the Company has sold zero shares under the ATM program.  As previously communicated to you (as indicated by your letter) and disclosed in the Company’s public filings, the Company does not intend to use the program to sell shares of common stock at current price levels.  Having an At-the-Market common stock offering program in place is not the same as using the program to sell shares.  Having the program in place allows the Company to act quickly if and when the combination of share price and intended use of proceeds leads the Board to determine that a sale of shares is in the best interests of the Company and its shareholders.

Fees Paid in Common Stock.  As the Company disclosed in its Quarterly Report on Form 10-Q for the first quarter of 2020 filed on May 11, if the Company intends to pay CIM with shares in lieu of cash going forward, it would do so with the Company’s preferred stock instead of common stock.  With respect to the first quarter payment of CIM’s fees in shares of common stock in lieu of cash, please take note of the circumstances.  In the best interest of the Company, as the COVID-19 pandemic threatened the financial strength of companies throughout the world, CIM Group agreed to accept its first quarter management fees in shares of common stock in lieu of cash to ensure that CMCT remained in compliance with the fixed charge coverage ratio included in the terms of the Series L Preferred Stock as well as to maximize liquidity during a time period of significant uncertainty caused by COVID-19.  As a point of reference, CIM received payment with shares valued at $11.60, a 10.90% premium to Friday’s closing price of $10.46.

Costs.  Management of the Company as well as CIM Group have been actively reviewing the overhead and other costs of the Company.  CMCT is still experiencing the aftermath of costs associated with being a much larger company.  During 2019, CMCT rapidly sold off many of its real estate holdings and CIM has been working to reduce the expenses of running CMCT.  As an example, the Company disclosed in its Quarterly Report on Form 10-Q for the first quarter of 2020 filed on May 11 that an affiliate of CIM Group agreed to permanently eliminate its base services fee, which amounted to approximately $1.1 million annually (subject to inflation), and replace it with an incentive fee with a hurdle rate.  The incentive fee hurdle for the first quarter of 2020 would have required CMCT to achieve a Core FFO per share of $0.23 for such quarter before any incentive payments could be earned.  For reference, Core FFO per share for the quarter was negative.  Based on the expected performance of the Company for the rest of 2020, as previously disclosed, an incentive fee is unlikely to be earned in 2020 and, at this point, without substantial earnings improvements beyond those currently contemplated, it is unlikely that any incentive fee will be earned in 2021.  Additionally, CMCT expects various cost reduction programs implemented by the Company and CIM will further reduce costs at the Company over the balance of this year.

ISS Recommendation.  We respect ISS’s position.  At the same time, however, ISS’s rating system on executive compensation is not designed to evaluate the external management structure under which the Company operates.  For example, CMCT is not directly responsible for bearing any of the compensation of its Chief Executive Officer and Chief Financial Officer.  CIM Group pays for such compensation.

CMCT CEO.  As with any externally managed entity, the Company benefits from the role played by its executive officers (including, in our case, David Thompson as CEO) within the external manager and other vehicles operated by the external manager.  In the case of the Company, David’s involvement in the real estate equity and debt markets enhances the perspective he brings as CEO.  David is a talented executive with decades of experience in the real estate industry and will devote as much time as is necessary to manage the affairs of the Company.

As the largest shareholder of the Company, the interests of CIM, as operator, and CMCT are obviously strongly aligned.  Management, CIM Group, and the Board intend to continue to build shareholder value by increasing NAV and distributable cash flow through operating improvements, deploying capital in high-return projects and taking advantage of dislocation in the current market.  We expect these efforts, for the benefit of all shareholders, will be appreciated by current and potential shareholders and the value of CMCT shares will reflect the intrinsic value of those shares and contribute to increasing shareholder value.  Committing to liquidating assets of the Company at a time of tremendous market dislocation and uncertainty will create the opposite result.

Despite the many conversations between Engine and CMCT over the last 6 months, we haven’t had the opportunity to address all of your points in a comprehensive manner until now.  We hope this response provides additional detail and clarity about the actions undertaken, and in process, regarding each issue in your letter.  As we have mentioned in our conversations, we welcome input from you and our other shareholders as we continue our focus on building shareholder value that benefits all of our shareholders.

Yours sincerely,

/s/ Richard Ressler
Richard Ressler
Chairman of the Board of Directors